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                             AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of March 11, 1998 (the "Agreement") by and among LIFE FINANCIAL CORPORATION, a Delaware corporation (the "Seller"), FIRSTPLUS FINANCIAL GROUP, INC., a Nevada corporation (the "Company") and Life Financial Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Subsidiary").

     WHEREAS, the Boards of Directors of the Company and the Seller have each determined that it is fair to and in the best interests of their respective stockholders for the Subsidiary to merge with and into the Seller (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the "DGCL");

     WHEREAS, the respective Boards of Directors of the Company and the Seller have each approved the Merger of the Subsidiary with and into the Seller, upon the terms and subject to the conditions set forth herein, and adopted in this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, the directors of the Seller will, within thirty (30) days of the date of this Agreement, enter into voting agreements with the Company with respect to the voting of their shares of the Seller in favor of the transactions contemplated by this Agreement (the "Voting Agreements").

     WHEREAS, under generally accepted accounting principles ("GAAP") it is intended that the Merger shall be accounted for as a pooling of interests; and

     WHEREAS, the Company and the Seller desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                ARTICLE I--THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in SECTION 1.2) the Subsidiary shall be merged with and into the Seller. As a result of the Merger, the separate corporate existence of the Subsidiary shall cease and the Seller shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

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     1.2  EFFECTIVE TIME.  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing is referred to as the "Effective Time").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Subsidiary and the Seller shall vest in the Surviving Corporation and all debts, liabilities and duties of the Subsidiary and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, the Certificate of Incorporation of the Subsidiary (the "Subsidiary Certificate") and the Bylaws of the Subsidiary ("Subsidiary Bylaws") as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of the Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the officers of the Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed. At the Effective Time, the directors and officers of Life Bank, a Seller Subsidiary (as defined in Section 2.1(a)) ("Life Bank"), immediately prior to the Effective Time shall be the directors and officers of Life Bank.

     1.6 CONVERSION OF SECURITIES. Subject to SECTION 1.8(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of the following securities, the Company, the Subsidiary or the Seller:

     (a) Each share of the common stock, par value $0.01 per share, of the Seller ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (referred to as the "Shares"), other than Shares held by the Company for its own account or any Company Subsidiary (as defined in SECTION 3.1(a) below) for its own account, shall cease to be outstanding and shall be converted into and become the right to receive that number of shares of voting common stock, par value $0.01 per share, of the Company ("Company Common Stock") as is equal to the number determined by dividing (i) 20 (which number represents the deemed per share dollar value of the Seller Common Stock) by (ii) the Company Share Value (as defined below) (the "Exchange Ratio"). The "Company Share Value" shall be a number equal to the per share dollar value of the average closing sale price of the Company Common Stock as reported on the New York Stock Exchange ("NYSE") for the thirty consecutive trading days immediately preceding the second business day prior to the Effective Time; PROVIDED, HOWEVER, that the Company Share Value shall in no event be


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less than 30 nor greater than 40 (resulting in an Exchange Ratio of not greater than 0.667 nor less than 0.500).

     (b) Each share of Seller Common Stock held as treasury stock shall be canceled and extinguished without conversion into Company Common Stock or payment therefor.

     (c) Each share of Seller Common Stock held by the Company for its own account or any Company Subsidiary for its own account shall be canceled and extinguished without conversion into Company Common Stock or payment therefor.

     (d) Each share of Seller Common Stock held by any incentive plan of Seller or any Seller Subsidiary and unallocated to participants thereunder shall be canceled and extinguished without conversion into Company Common Stock or payment therefor.

     1.7 ADJUSTMENTS FOR DILUTION AND OTHER MATTERS. If prior to the Effective Time, (i) the Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on Seller Common Stock in any security convertible into Seller Common Stock, or (ii) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments will be made to the Exchange Ratio and the methodology for calculating the Exchange Ratio as set forth in SECTION 1.6.

     1.8  EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited with an exchange agent chosen by the Company and which is reasonably acceptable to the Seller (the "Exchange Agent"), for the benefit of the holders of Shares for exchange in accordance with this
ARTICLE I, through the Exchange Agent, certificates representing the shares of Company Common Stock and cash in lieu of fractional shares (such certificates for shares of Company Common Stock, together with the amount of cash payable in lieu of fractional shares and any dividends or distributions with respect to such Company Common Stock are referred to herein as the "Exchange Fund") payable and issuable pursuant to SECTION 1.6 in exchange for outstanding Shares; provided, however, that the Company need not deposit the cash for fractional shares into the Exchange Fund until such time as such funds are to be distributed by the Exchange Agent.

     (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares which Shares were converted into the right to receive shares of Company Common Stock pursuant to SECTION 1.6 (a "Certificate" or "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall


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be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock. The Seller shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and to provide reasonable comments thereon. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this ARTICLE I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a certificate representing the number of shares of Company Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the number of shares of Company Common Stock. Until surrendered as contemplated by this SECTION 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock, dividends, cash in lieu of any fractional shares of Company Common Stock as contemplated by SECTION 1.8(e) and other distributions as contemplated by SECTION 1.8(c).

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to SECTION 1.8(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to SECTION 1.8(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distribution, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

     (d) NO FURTHER RIGHTS IN THE SHARES. All shares of Company Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid


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pursuant to SECTION 1.8(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a stockholder of the Company.
Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Company Share Value.

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this
ARTICLE I shall thereafter look only to the Company to claim their shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to SECTION 1.8(g).

     (g) NO LIABILITY. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

     1.9 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into shares of Company Common Stock and cash in lieu of fractional shares in accordance with this ARTICLE I.

     1.10 COMPANY COMMON STOCK. The shares of Company Common Stock, issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

     1.11 TREATMENT OF COMMON STOCK OF SUBSIDIARY. Each issued and outstanding share of common stock, par value $0.01 per share, of the Subsidiary shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     1.12 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation and the Company will be authorized to execute and deliver, in the name and on behalf of the Seller, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Seller, any other actions and things to vest, perfect or conform of


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record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

              ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Except as set forth in the Disclosure Schedule delivered by the Seller to the Company prior to the execution of this Agreement (the "Seller Disclosure Schedule"), which will identify exceptions by specific Section references, the Seller hereby represents and warrants to the Company that:

     2.1  ORGANIZATION AND QUALIFICATION: SUBSIDIARIES

     (a) The Seller is a company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is registered as a nondiversified unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"). Each subsidiary of the Seller ("Seller Subsidiary" or collectively, "Seller Subsidiaries"), except for Life Bank is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Life Bank, a Seller Subsidiary, is a federally-chartered savings association duly organized and validly existing under the laws of the United States of America, and is a "Qualified Thrift Lender," as that term is defined under the HOLA. Each of the Seller and the Seller Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Seller Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including, without limitation, appropriate authorizations from the Federal Deposit Insurance Corporation (the "FDIC") and the Office of Thrift Supervision ("OTS"), and neither the Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Seller Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) with respect to the Seller. The deposit accounts of Life Bank are insured by the FDIC to the extent permitted by law.

     (b) The Seller and each Seller Subsidiary, other than Life Bank, is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.

     (c) A true and complete list of all of the Seller Subsidiaries, together with (i) the Seller's percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated, is set forth on SECTION 2.1(c) of the Seller Disclosure Schedule. Except as set forth on SECTION 2.1(c) of the Seller Disclosure Schedule, the Seller and/or one or more of the Seller


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Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the entities set forth on SECTION 2.1(c) of the Seller Disclosure Schedule, the Seller does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

     (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company or the Seller, as the case may be, (i) any adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of, and which is material with respect to, the Company and the Company Subsidiaries taken as whole or the Seller and the Seller Subsidiaries taken as a whole, respectively, or (ii) any effect that materially impairs the ability of the Company or the Seller to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) actions contemplated by this Agreement,
(b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (c) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (d) reasonable expenses incurred in connection with the transactions contemplated hereby, and (e) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates.

     (e) The minute books of the Seller and each of the Seller Subsidiaries since December 31, 1994 contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Seller has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the Bylaws, as amended or restated, of the Seller ("Seller Certificate" or "Seller Bylaws") and each Seller Subsidiary. Such Certificates of Incorporation and Bylaws of the Seller and each Seller Subsidiary are in full force and effect. Neither the Seller nor any Seller Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     2.3 CAPITALIZATION. The authorized capital stock of the Seller consists of 25,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Seller Preferred Stock"). As of the date of this Agreement, (i) 6,546,716 shares of Seller Common Stock are issued and outstanding (of which none are restricted shares under employee benefit plans which have not and will not be awarded), all of which are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive right of any Seller stockholder, (ii) no shares of Seller Common Stock are held in the treasury of the Seller, (iii) 654,671 shares of Seller Common Stock which are reserved for future issuance pursuant to outstanding stock options issued pursuant to the Stock Plans. As of the date of this Agreement, no shares of Seller


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Preferred Stock are issued and outstanding. Except as set forth in clause
(iii) above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Seller or any Seller Subsidiary. All options under the Stock Plans have been validly issued as of their respective grant dates. All shares of Seller Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each Seller Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of any Seller Subsidiary stockholder, and such shares owned by the Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Seller's voting rights, charges or other encumbrances of any nature whatsoever.

     2.4 AUTHORITY. The Seller has the requisite corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's stockholders in accordance with the applicable law and the Seller Certificate and Seller Bylaws). The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's stockholders in accordance with applicable law and the Seller Certificate and Seller Bylaws). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Seller and, assuming due authorization, execution and delivery by the Company, is enforceable against the Seller in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement and the transactions contemplated hereby by the Seller shall not, (i) conflict with or violate the Seller Certificate or Seller Bylaws or the Certificates of Incorporation, charters or Bylaws of any Seller Subsidiary, (ii) conflict with or violate any federal, state or local law,


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statute, ordinance, rule, regulation, order, judgment or decree
(collectively, "Laws") applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect with respect to the Seller. The Board of Directors of the Seller has taken all actions necessary including approving the transactions contemplated herein.

     (b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the HOLA, and the filing of the appropriate Certificate of Merger or other documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notification, would not prevent or delay consummation of the Merger, or otherwise prevent the Seller from performing its obligations under this Agreement and would not have a Material Adverse Effect with respect to the Seller.

     2.6 COMPLIANCE: PERMITS. Neither the Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.

     2.7  SECURITIES AND BANKING REPORTS; FINANCIAL STATEMENTS.

     (a) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (1) the Securities and Exchange Commission (the "SEC"), and as of the date of this Agreement has delivered to the Company (i) its Quarterly Reports on Form 10-Q for the periods ended
June 30, 1997 and September 30, 1997, (ii) all proxy statements relating to the Seller's meetings of stockholders (whether annual or special), (iii) all Current Reports on Form 8-K filed by the Seller with the SEC, (iv) all other reports or registration statements filed by the Seller with the


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SEC and (v) all amendments and supplements to all such reports and registration statements filed by the Seller with the SEC (collectively, the "Seller SEC Reports") and (2) the OTS, the FDIC and any other applicable federal or state securities or banking authorities, and as of the date of this Agreement has delivered to the Company all such reports filed since January 1, 1993 (all such reports and statements are collectively referred to with the Seller SEC Reports as the "Seller Reports"). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports, including any Seller SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

     (c) Except (i) for the liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of the Seller included in the Seller's Form 10-Q for the quarter ended September 30, 1997,
(ii) for the liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1997, and (iii) neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Seller.

     2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or set forth in
SECTION 2.8 of the Seller Disclosure Schedule and except for the transactions contemplated by this Agreement, since September 30, 1997 to the date of this Agreement, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1997, there has not been (i) any change in the financial condition, results of operations or business of the Seller and any of the Seller Subsidiaries having a Material Adverse Effect with respect to the Seller, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries having a Material Adverse Effect with respect to Seller, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) any strike, work stoppage, slow-down or other labor disturbance suffered by the Seller or the Seller Subsidiaries, (vii) any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization to which the Seller or the Seller Subsidiaries have been a party, (viii) any union organizing activities relating to employees of the Seller or the Seller Subsidiaries, or (ix) any increase in the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, any grant of severance or termination pay, any contract entered into to make or grant any severance or termination pay, or any bonus paid other than year-end bonuses for fiscal 1997 as listed in
SECTION 2.8 of the Seller Disclosure Schedule.

     2.9  ABSENCE OF LITIGATION.

     (a) Except as set forth in SECTION 2.9 of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best of the Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Seller or any of the Seller Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Material Adverse Effect with respect to the Seller.

     2.10 EMPLOYEE BENEFIT PLANS.

     (a) PLANS OF THE SELLER. SECTION 2.10(a) of the Seller Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Seller or any Seller Subsidiary has any obligation (collectively, the "Plans"). The Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued IRS determination letter for each such Plan and (v) the three (3) most recently prepared actuarial and financial statements in connection with each such Plan.

     (b) ABSENCE OF CERTAIN TYPES OF PLANS. Except as disclosed in SECTION 2.10(b) of the Seller Disclosure Schedule, no member of the Seller's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the date of this Agreement has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan is a "multiemployer pension plan" as defined in Section (3)37 of ERISA. Except as disclosed in SECTION 2.10(b) of the Seller Disclosure Schedule, none of the Plans obligates the Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as disclosed in SECTION 2.10(b) of the Seller Disclosure Schedule, or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

     (c) COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in SECTION 2.10(c) of the Seller Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller. No legal action, suit or claim is pending or, to the knowledge of the Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in SECTION 2.10(c) of the Seller Disclosure Schedule, to the knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in SECTION 2.10(c) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any material liability to the Pension Benefit Guaranty Corporation (other than for premiums which have been paid when due) or any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

     (d) QUALIFICATION OF CERTAIN PLANS. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in SECTION 2.10(d) of the Seller Disclosure Schedule, the Seller is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed in SECTION 2.10(d) of the Seller Disclosure Schedule, no trust maintained or contributed by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

     (e) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. Except for matters disclosed in SECTION 2.10(e) of the Seller Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code that would individually or in the aggregate have a Material Adverse Effect with respect to the Seller, and, to the knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such liability.

     (f) PLAN CONTRIBUTIONS. All contributions, premiums or payments required to be made prior to the Effective Time with respect to any Plan have been made on or before the Effective Time.

     (g) FUNDED STATUS OF PLANS AND RIGHTS TO TERMINATE. With respect to each Title IV Plan, the present value of all accrued benefits under each such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by each such Plan's actuary with respect to each such Plan did not exceed, as of the most recent valuation date, the then current value of assets of such Plan, allocable to each accrued benefit. No provision of any such Plan, nor any amendment thereto, would result in any limitation on the Seller or the Seller Subsidiaries rights to terminate each such Plan and to receive any residual amounts under
Section 4044 of ERISA.

     (h) STOCK OPTIONS. SECTION 2.10(h) of the Seller Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Seller or any Seller Subsidiary who holds any option to purchase Seller Common Stock as of the date of this Agreement, together with the number of shares of Seller Common Stock subject to such option, the date of grant of such option, the plan under which the options were granted, the option price of such option, the vesting schedule for such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code (an "ISO"), and the expiration date of such option. SECTION 2.10(h) of the Seller Disclosure Schedule also sets forth the total number of such ISOs and such non-qualified options.

     (i) EMPLOYMENT CONTRACTS. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries disclosed in
SECTION 2.10(i) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary is a party to any such contracts. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

     (j) EFFECT OF AGREEMENT. Except as disclosed in SECTION 2.10(j) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

     2.11 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Seller for inclusion in the Registration Statement (as defined in SECTION 3.11) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Seller in connection with the meeting of the Seller's stockholders to consider the Merger (the "Seller Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated herein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller or any of its affiliates, officers or directors should be discovered by the Seller that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Seller shall promptly inform the Company. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

     2.12 TITLE TO PROPERTY. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Seller; and all leases pursuant to which the Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Seller's and each of the Seller Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     2.13 ENVIRONMENTAL MATTERS. Except as set forth in SECTION 2.13 of the Seller Disclosure Schedule, the Seller represents and warrants that to the best of the Seller's knowledge: (i) each of the Seller, the Seller Subsidiaries and properties owned and operated by the Seller or the Seller Subsidiaries, are in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment or Hazardous Materials which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to the environment ("Environmental Laws"), except for violations which, either individually or in the aggregate would not have a Material Adverse Effect with respect to the Seller; (ii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Seller or Seller Subsidiaries and no electric transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iii) there are no underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of the Seller Subsidiaries; (iv) the Seller or the Seller Subsidiaries have not received any notice from any governmental agency or third party notifying the Seller or the Seller Subsidiaries of any Environmental Claim (as defined herein); (v) there are no circumstances with respect to any properties currently owned or operated by the Seller or any of the Seller Subsidiaries that to the best of the Seller's knowledge (a) will form the basis on an Environmental Claim against the Seller or the Seller Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of the Seller Subsidiaries or (b) will cause any properties currently owned or operated by the Seller or any of the Seller Subsidiaries to be subject to any restrictions or ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority (as defined herein) or third party pursuant to any Environmental Law; and (vi) neither the Seller nor any Seller Subsidiary has received any written communication from any federal or state agency naming the Seller or any Seller Subsidiary as a potentially responsible party for environmental contamination with respect to any property on which the Seller or any Seller Subsidiary holds a security interest.

     The following definitions apply for purposes of this SECTION 2.13: (a) "Environmental Claims" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law;
(ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority or
(iii) any actual or alleged damage, injury, threat or harm to the environment, which individually or in the aggregate would have a Material Adverse Effect with respect to the Seller; (b) "Governmental Authority" shall mean any applicable federal, state, regional, county or local person or body having governmental authority.

     2.14 ABSENCE OF AGREEMENTS. Neither the Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter that restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except for those the existence of which has been disclosed in writing to the Company prior to the date of this Agreement, nor has the Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

     2.15 TAXES. Except as provided in SECTION 2.15 of the Seller Disclosure Schedule, the Seller and the Seller Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by them or will duly and timely file (including any extension periods) such Tax Returns, and the Seller and the Seller Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other material Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Seller is maintaining reserves adequate for their payment. To the best of the Seller's knowledge, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed in SECTION 2.15 of the Seller's Disclosure Schedule, to the best of the Seller's knowledge, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in SECTION 2.15 of the Seller's Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in SECTION
2.15 of the Seller's Disclosure Schedule and except for statutory liens for current taxes not yet due, to the best of the Seller's knowledge there are no material tax liens on any assets of the Seller or any of the Seller Subsidiaries. Except as otherwise disclosed in SECTION 2.15 of the Seller's Disclosure Schedule neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect with respect to the Seller, after the Effective Time. Except as otherwise disclosed in SECTION 2.15 of the Seller's Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.

     2.16 INSURANCE. SECTION 2.16 of the Seller Disclosure Schedule lists all material policies of insurance of the Seller and the Seller Subsidiaries currently in effect. To the best of the Seller's knowledge, neither the Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Seller's financial statements included in the Seller's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

     2.17 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except as provided in that certain letter agreement between the Seller and Keefe, Bruyette & Woods, Inc. regarding such fees.

     2.18 TAX MATTERS AND POOLING.

     (a) Neither the Seller nor, to the best of the Seller's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as (i) a reorganization under Section 368(a)(2)(E) of the Code or (ii) for pooling of interests accounting treatment under GAAP.

     (b) To the Seller's knowledge, there is no plan or intention on the part of stockholders of the Seller who will receive Company Common Stock to sell or otherwise dispose of an amount of Company Common Stock to be received in the Merger that would reduce their ownership of Company Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than 50 percent of the total value of the Seller Common Stock outstanding immediately prior to the Merger.

     2.19 MATERIAL ADVERSE EFFECT. Since September 30, 1997, there has been no Material Adverse Effect with respect to the Seller.

     2.20 MATERIAL CONTRACTS. Except as disclosed in SECTION 2.20 of the Seller Disclosure Schedule (which may reference other sections of such Schedule) and, except as included as exhibits in the Seller SEC Reports, neither the Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding that is not terminable by the Seller or the Seller Subsidiary without additional payment or penalty within 60 days and obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $50,000, or would require disclosure by the Seller pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act.

     2.21 OPINION OF FINANCIAL ADVISOR. The Seller has received the opinion of Keefe, Bruyette & Woods, Inc. on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Seller's stockholders is fair to the Seller's stockholders from a financial point of view, and Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

     2.22 VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller capital stock necessary to approve the Merger.

     2.23 INTANGIBLE PROPERTY. The Seller or Seller Subsidiaries are the owners of all right, title and interest in and to each item of intangible personal property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of their respective businesses, except where the failure to own such rights, title and interest would not have a Material Adverse Effect with respect to the Seller. The Seller or Seller Subsidiaries have the right and authority to use each item of intangible personal property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of the business of the Seller and/or the Subsidiaries; and such use does not conflict with, infringe upon or violate any patent, trademark, trade name, trademark or trade name registration, copyright, copyright registration or any pending application relating thereto of any other person, firm or corporation.

     2.24 LOANS.

          (a) The Seller and Seller Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Seller, any Seller Subsidiary nor any director, officer or employee of the Seller or any Seller Subsidiary has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

          (b) All evidences of indebtedness and leases that are reflected as assets of the Seller or any Seller Subsidiary are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies) and are not subject to any known or to the best of Seller's knowledge threatened defenses, offsets or counterclaims that may be asserted against the Company or any Subsidiary or the present holder thereof. The credit files of the Seller and the Seller Subsidiaries contain all material information known to the Seller or any Seller Subsidiary that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the

Seller and the Subsidiaries (including loans that will be outstanding if any of them advances funds they are obligated to advance). The Seller has disclosed all of the substandard, doubtful, loss, nonperforming or loans identified by the Seller or any Seller Subsidiary as problem loans on the internal watch list of the Seller or any Seller Subsidiary, a copy of which as of a recent date has been provided to the Company.

     2.25 STATE TAKEOVER STATUTES; ABSENCE OF SUPERMAJORITY PROVISION. No provision of the DGCL or the Seller's Certificate of Incorporation or Bylaws or other governing instruments of the Seller Subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Seller would, directly or indirectly, restrict or impair the ability of the Seller or the Company to consummate the Merger nor will any such provisions restrict or impair the ability of the stockholders of the Company to exercise the same rights to vote or otherwise exercise the same rights as the other stockholders of the Seller in the event that the stockholders of the Company were to acquire securities of the Seller.

        ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                                THE SUBSIDIARY

     Except as set forth in the Disclosure Schedule delivered by the Company to the Seller prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company and the Subsidiary hereby represent and warrant to the Seller that:

     3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each subsidiary of the Company (a "Company Subsidiary" or, collectively "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Company Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. The deposit accounts of FIRSTPLUS Bank Strategic Origination, a Company Subsidiary and California industrial loan company, are insured by the FDIC to the extent permitted by law.

     (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

     (c) A true and complete list of all of the Company Subsidiaries, except for the Subsidiary, is set forth in Exhibit 21 to the Company's Annual
Report on Form 10-K for the year ended September 30, 1997 ("Exhibit 21") previously delivered to the Seller. The Company and/or one or more of the Company Subsidiaries owns beneficially and of record substantially all of the outstanding shares of capital stock of each of the Company Subsidiaries. Except for the Company Subsidiaries, set forth on Exhibit 21, the Company does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

     (d)  The minute books of the Company and each of the Company
Subsidiaries since December 31, 1994 contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has previously furnished to the Seller a complete and correct copy of the Company Articles and the Company Bylaws. The Company Articles and Company Bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws.

     3.3  CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Voting Company Common Stock of which, as of January 30, 1998, 37,342,461 shares were issued and outstanding, 25,000,000 shares of nonvoting Company Common Stock of which, as of January 30, 1998, 623,679 shares were issued and outstanding. In addition, as of January 30, 1998, 3,334,685 shares of Company Common Stock were reserved for issuance under stock option plans of the Company. All of the outstanding shares of the Company's capital stock have been duly authorized and validity issued and are fully paid and non-assessable. Except as set forth above, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any share of Company Common Stock or the Capital Stock of any Company Subsidiary.

     (b) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     3.4 AUTHORITY. The Company and the Subsidiary have the requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the Subsidiary and the consummation by the Company and the Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Subsidiary and no other corporate proceedings on the part of the Company and the Subsidiary are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Subsidiary and constitutes the valid and binding obligation of the Company and the Subsidiary and assuming the authorization, execution and delivery by the Seller, is enforceable against the Company and the Subsidiary in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution and delivery of this Agreement by the Company and the Subsidiary does not, and the performance of this Agreement by the Company and the Subsidiary shall not, (i) conflict with or violate the Company Articles or Company Bylaws or the Articles of Incorporation or Bylaws of any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in aggregate, have a Material Adverse Effect with respect to the Company.

     (b) The execution and delivery of this Agreement by the Company and the Subsidiary does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HOLA, and the filing of appropriate merger or other documents as required by applicable law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the

Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect with respect to the Company.

     3.6 COMPLIANCE; PERMITS. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in aggregate, have a Material Adverse Effect with respect to the Company.

     3.7  SECURITIES AND BANKING REPORTS; FINANCIAL STATEMENTS.

     (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with the SEC, and as of the date of this Agreement have delivered or made available to Seller, in the form filed with the SEC, (i) its Transitional Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, (ii) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1996 and 1997, respectively, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since February 14, 1996, (iv) all Current Reports on Form 8-K filed by the Company with the SEC since February 14, 1996, (v) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (i) above) filed by the Company with the SEC since February 14, 1996, and (vi) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since February 14, 1996 (collectively, the "Company SEC Reports") and any other applicable federal or state securities authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

     (c) Except (i) for the liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of the Company included in the Company Form 10-Q for the quarter ended December 31, 1997, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997, and (iii) neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

     3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 1997 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1997, there has not been
(i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries having a Material Adverse Effect with respect to the Company, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect with respect to the Company, (iii) any change by the Company or any Company Subsidiaries in its accounting methods, principles or practices, (iv) any revaluation by the Company or any Company Subsidiaries of any of its assets in any respect, or (v) to the date of this Agreement, any entry by the Company or any of the Company Subsidiaries into any commitment or transactions which have had or are reasonably expected to have a Material Adverse Effect with respect to the Company.

     3.9  ABSENCE OF LITIGATION.

     (a) Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

     (b) There is no injunction, order, judgement, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect with respect to the Company.

     3.10 EMPLOYEE BENEFIT PLANS.

     (a) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company's "employee benefit plans" within the meaning of Section 3(3) of ERISA, for the benefit of employees of the Company and the Company Subsidiaries (the "Company Plans") has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such

Company Plans and all Company Plan "fiduciaries" (within the meaning of
Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Company and the Company Subsidiaries have no knowledge of any defaults or violation by any party to, any Company Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. No legal action, suit or claim is pending or, to the knowledge of the Company or the Company Subsidiaries, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim.

     (b) QUALIFICATION OF CERTAIN PLANS. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust, established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has either received a favorable determination letter from the IRS (as defined herein) that it is so qualified, or the Company is actively pursuing such action as may be necessary to ensure qualified status or operation, and the Company is not aware of any fact or event that has occurred since the date of any such determination letter from the IRS which may adversely affect the qualified status or operations of any Company Plan or the exempt status of any such trust, except where such failure or event would not have a Material Adverse Effect with respect to the Company. No trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

     (c) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. The Company and each of the Company Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such liability.

     (d) PLAN CONTRIBUTIONS. All contributions, provisions or payments required to be made with respect to any Company Plan have been made on or before their due dates.

     3.11 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Company for inclusion in the registration statement on Form S-4 of the Company (the "Registration Statement") pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information supplied by the

Company for inclusion in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Seller which is contained in any of the foregoing documents.

     3.12 TITLE TO PROPERTY. The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company's and each of the Company Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     3.13 ABSENCE OF AGREEMENTS. Neither the Company nor any of the Company Subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), in any manner relates to its capital adequacy, its credit policies, or its management, except for those the existence of which has been disclosed to Seller prior to the date of this Agreement, nor has the Company been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

     3.14 TAXES. The Company and the Company Subsidiaries have timely filed all material Tax Returns required to be filed by them, or will duly and timely file (including all extension periods) such Tax Returns, and the Company and the Company Subsidiaries have timely paid and discharged all material Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other material Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. To the best knowledge of the Company, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Neither the Company nor any of the Company's Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of the Company or any of the Company Subsidiaries. Except as otherwise disclosed in SECTION 3.14 of the Company Disclosure Schedule neither the Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect with respect to the Company, after the Effective Time.

     No agreements relating to allocating or sharing of Taxes exist among the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has made an election under Section 341(f) of the Code.

     3.15 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.16 TAX MATTERS AND POOLING. Neither the Company nor, to the Company's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying (i) as a reorganization under Section 368(a)(2)(E) of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

     3.17 MATERIAL ADVERSE EFFECT. Since December 31, 1997 there has been no Material Adverse Effect with respect to the Company.

     3.18 ENVIRONMENTAL MATTERS. The Company represents and warrants that to the best of the Company's knowledge: (i) each of the Company, the Company Subsidiaries and properties owned and operated by the Company or the Company Subsidiaries, are in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all Environmental Laws, except for violations which, either individually or in the aggregate would not have a Material Adverse Effect with respect to the Company; (ii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Company or Company Subsidiaries and no electric transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iii) there are no underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Company or any of the Company Subsidiaries;
(iv) the Company or the Company Subsidiaries have not received any notice from any governmental agency or third party notifying the Company or the Company Subsidiaries of any Environmental Claim; (v) there are no circumstances with respect to any properties currently owned or operated by the Company or any of the Company Subsidiaries that to the best of the Company's knowledge (a) will form the basis on an Environmental Claim against the Company or the Company Subsidiaries or any properties currently or formerly owned or operated by the Company or any of the Company Subsidiaries or (b) will cause any properties currently owned or operated by the Company or any of the Company Subsidiaries to be subject to any restrictions or ownership, occupancy, use or transferability under any applicable
Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law; and (vi) neither the Company nor any Company Subsidiary has received any written communication from any federal or state agency naming the Company or any Company Subsidiary as a potentially responsible party for environmental contamination with respect to any property on which the Company or any Company Subsidiary holds a security interest.

                         ARTICLE IV--COVENANTS OF THE SELLER

     4.1 AFFIRMATIVE COVENANTS. The Seller hereby covenants and agrees with the Company that from and after the date of this Agreement and prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Seller Subsidiary to:

     (a) operate its business only in the ordinary course consistent with past practices;

     (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

     (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

     (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

     (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (f) take such reasonable actions as are requested by the Company to complete the Merger; and

     (g) provide to the Company the Seller's audited consolidated financial statements for the year ended December 31, 1997 promptly upon their completion.

     4.2 NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Seller shall not do, or permit any Seller Subsidiary to do, without the prior written consent of the Company, any of the following:

     (a) except as required by applicable Law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, and subject to the specific provisions of ANNEX B, or, except as required by applicable law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

     (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for dividends by a Seller Subsidiary to the Seller;

     (c)(i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or
(v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (d) except with respect to options listed on SECTION 2.10(h) of the Seller Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of the Seller or any Seller Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares, other than the issuance of Seller Common Stock issuable upon exercise of employee or director stock options outstanding as of the date of this Agreement or pursuant to Seller Plans, in effect as of the date of this Agreement;

     (e) authorize, permit or cause any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal that constitutes, a "Takeover Proposal" (as defined in SECTION 8.1(g)), or (i) recommend, endorse or agree to any Takeover Proposal, (ii) participate in any discussions or negotiations with respect to a Takeover Proposal, or (iii) provide third parties with any nonpublic information relating to any such inquiry or proposal; provided, however, that the Seller may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a takeover proposal and participate in discussions and negotiations with any third party relating to any takeover proposal, if the Seller, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are necessary for the discharge of the fiduciary duties of the Seller's Board of Directors. The Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than the Company with respect to any of the foregoing. The Seller will notify the Company immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Seller, and the Seller shall keep the Company informed, on a current basis, of the status of any such discussions and negotiations;

     (f) propose or adopt any amendments to its Certificate of Incorporation or Bylaws in any way adverse to the Company;

     (g) change any of its methods of accounting in effect at September 30, 1997 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by Law or GAAP;

     (h) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation: (i) acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction; (ii) sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $50,000 individually, except in the ordinary course of business consistent with past practice; (iii) make any investment with an interest maturity of five years or more except in the ordinary course of business consistent with past practice; (iv) except for transactions disclosed in SECTION 4.2(h) of the Seller Disclosure Schedule, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $50,000 individually except for borrowings from the FHLB or pursuant to repurchase agreements consistent with past practices; (v) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $50,000 individually except for satisfaction of liens on loans receivable consistent with past practice; (vi) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $50,000, net of any insurance proceeds, or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries; (vii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $50,000 individually; or (viii) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect with respect to the Seller;

     (i)  take or cause to be taken any action which would disqualify the Merger
(i) as a tax-free reorganization under Section 368(a)(2)(E) of the Code or (ii) for pooling of interests accounting treatment under GAAP; and

     (j)  agree in writing or otherwise to do any of the foregoing.

     4.3 LETTER OF THE SELLER'S ACCOUNTANTS. The Seller shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Deloitte & Touche LLP, the Seller's independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

     4.4  ACCESS AND INFORMATION.

     (a) From the date of this Agreement and until the Effective Time and upon reasonable notice, and subject to applicable laws relating to the exchange of information, the Seller shall, and shall cause each Seller Subsidiary to, afford to the Company's officers, employees, accountants, legal counsel and other representatives of the Company, access, during normal business hours, to all its properties, books, contracts, commitments and records. From the date of this Agreement and until the Effective Time, the Seller shall (and shall cause each Seller Subsidiary to) furnish promptly (as soon as available or received by the Seller or any Seller Subsidiary) to the Company (i) a copy of each Seller Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited the Seller shall promptly so notify the Company) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the HOLA or any other federal or state banking laws or any other applicable Laws promptly after such documents are available,
(ii) the monthly financial statements of the Seller and the Seller Subsidiaries (as prepared by the Seller in accordance with its normal accounting procedures) promptly after such financial statements are available without further request by the Company, (iii) a copy of any action, including all minutes, taken by the Board of Directors, or any committee thereof, of the Seller and the Seller Subsidiaries and any documents or other materials of any kind provided to such Boards or committees promptly after such action, minutes, materials or other documents become available without further request by the Company, (iv) a copy of each Tax Return filed by the Seller and each

Seller Subsidiary for the three most recent years available, a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes, and any other documents relating to Taxes as the Company may reasonably request, and (v) all other information concerning its business, properties and personnel as the Company may reasonably request, other than in each case reports or documents which the Seller is not permitted to disclose under applicable Law or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies.

     4.5  UPDATE DISCLOSURE; BREACHES.

     (a) From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, (i) to the extent that any information that would be required to be included in an update under this SECTION 4.5(a) would have in the past been contained in internal reports prepared by the Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section is unduly burdensome to the Seller, the Seller and the Company will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

     (b) The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, given prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same.

     4.6  AFFILIATES.  Within thirty (30) days after the date of this Agreement,
(a) the Seller shall deliver to the Company a letter identifying all persons who are then "affiliates" of the Seller, including, without limitation, all directors and executive officers of the Seller, for purposes of Rule 145 promulgated under the Securities Act and/or for the purposes of applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each a "Seller Affiliate") and (b) the Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and regulations governing pooling-of-interests accounting treatment and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as ANNEX A. The Seller shall use its reasonable best efforts to obtain from any person who becomes an affiliate of the Seller after the Seller's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in such form as soon as practicable after attaining such status.

     4.7 TAX TREATMENT AND POOLING. The Seller will use its reasonable best efforts to cause the Merger to qualify for pooling of interests accounting treatment and as a reorganization under Section 368(a)(2)(E) of the Code.

     4.8 EXPENSES. All Expenses (as defined below) incurred by the Company and the Seller shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the out-of-pocket expenses relating to the printing of the Registration Statement and the Proxy Statement/Prospectus, and all SEC, New York Stock Exchange ("NYSE"), and other regulatory filing and listing fees incurred in connection herewith. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

     4.9 DELIVERY OF STOCKHOLDER LIST. The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list or computer tape setting forth the names and addresses of the Seller stockholders, their holdings of stock as of the latest practicable date, and such other stockholder information as the Company may reasonably request.

                         ARTICLE V--COVENANTS OF THE COMPANY

     5.1 AFFIRMATIVE COVENANTS. The Company hereby covenants and agrees with the Seller that from and after the date of this Agreement and prior to the Effective Time, unless the prior written consent of the Seller shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Company Subsidiary to:

     (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the Company's or the Company Subsidiaries', as the case may be, financial statements applied on a consistent basis;

     (b) conduct its business in the ordinary course of business consistent with past practices and in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect with respect to the Company; and

     (c) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers.

     5.2 NEGATIVE COVENANTS. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or agree to commit to do, or permit any Company Subsidiaries to do, without the prior written consent of the Seller any of the following:

     (a) solely in the case of the Company, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock unless appropriate adjustment or adjustments are made to the Exchange Ratio as set forth in SECTION 1.6;

     (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

     (c)  take or cause to be taken any action which would disqualify the Merger
(i) as a tax free organization under Section 368(a)(2)(E) of the Code or (ii) for pooling of interests accounting treatment under GAAP;

     (d) amend its Articles of Incorporation or Bylaws or other governing instrument in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of the Company to consummate the transactions contemplated hereby;

     (e) enter into any agreement providing for, or otherwise participate in, any merger consolidation or other transaction in which the Company or any surviving corporation would be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement, as the case may be; or

     (f)  agree to do any of the foregoing.

     5.3  ACCESS AND INFORMATION.

     (a) From the date of this Agreement and until the Effective Time and upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each Company Subsidiary to, afford to the Seller's officers, employees, accountants, legal counsel and other representatives of the Seller, access, during normal business hours, to all its properties, books, contracts, commitments and records. From the date of this Agreement and until the Effective Time, the Company shall (and shall cause each Company Subsidiary to) furnish promptly

(as soon as available or received by the Company or any Company Subsidiary) to the Seller (i) a copy of each Company Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited, the Company shall promptly so notify the Seller) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws or any other applicable Laws promptly after such documents are available and (ii) all other information concerning the business, properties and personnel of the Company or the Company Subsidiaries as the Seller may reasonably request, other than in each case reports or documents which the Company is not permitted to disclose under applicable law or binding agreement entered in to prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents or copies.

     5.4  UPDATE DISCLOSURE: BREACHES.

     (a) From and after the date of this Agreement until the Effective Time, the Company shall update the Company Disclosure Statement on a regular basis by written notice to the Seller to reflect any matters which have occurred from and after the date of this agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, to the extent that updating required under this Section is unduly burdensome to the Company, the Company and the Seller will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

     (b) The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations of agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

     5.5 STOCK EXCHANGE LISTING. The Company shall use all reasonable efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

     5.6 TAX TREATMENT AND POOLING. The Company will use its reasonable best efforts to cause the Merger to qualify (i) as a reorganization under Section 368(a)(2)(E) of the Code and (ii) for pooling of interests accounting treatment under GAAP.

                          ARTICLE VI--ADDITIONAL AGREEMENTS

     6.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and Registration Statement under the Securities Act and the Exchange Act relating to the approval of the Merger by the stockholders of the Seller and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Seller in favor of the Merger.

     6.2 MEETING OF THE SELLER'S STOCKHOLDERS. The Seller shall promptly after the date of this Agreement take all action necessary in accordance with the DGCL and Seller Certificate and the Seller Bylaws to convene the Seller Stockholders' Meeting. The Seller shall use its best efforts to solicit from stockholders of the Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL to approve the Merger.

     6.3 APPROPRIATE ACTION; CONSENTS; FILINGS. The Seller and the Company shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby,
(iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and the Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

     6.4 EMPLOYEE STOCK OPTIONS AND OTHER EMPLOYEE BENEFIT MATTERS. ANNEX B sets forth certain agreements and obligations of the Seller and the Company with respect to the Stock Plans and the Seller's employee benefit plans and other employee benefit matters, including but not limited to: (i) the treatment of outstanding options under the Stock Plans;
(ii) the granting of options under the Company stock option plans; (iii) payments pursuant to existing employment agreements; (iv) the entering into of new employment and noncompetition agreements between the Company and certain officers of the Seller; and (v) the defined benefit plans.

     6.5 NOTIFICATION OF CERTAIN MATTERS. The Seller shall give prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.6 PUBLIC ANNOUNCEMENTS. The Company and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with or rule of the National Association of Securities Dealers, Inc.

     6.7 CUSTOMER RETENTION. To the extent permitted by law or applicable regulation, the Seller shall use all reasonable efforts to assist the Company in its efforts to retain the Seller's customers for the Surviving Corporation.
Such efforts may include making introductions of the Company's employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller, to such customers and actively participating in any "transitional marketing programs" as the Company shall reasonably request.

     6.8 TAIL POLICY. The Company shall purchase, and for a period of four (4) years after the Effective Time, the Company shall use its best efforts to maintain, directors and officers liability insurance "tail" or "runoff" coverage with respect to wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time. Such coverage shall have an aggregate coverage limit under the Seller's existing directors and officers liability policy, and in all other respects shall be at least comparable to such existing policy; provided, however, that in no event shall the Company be required to expend on an annual basis more than 200% of the current amount expended by the Seller (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if the Company is unable to maintain or obtain the insurance called for by this SECTION 6.8 Company shall use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount. In the event the Company or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the obligations set forth in this section. The provisions of this SECTION 6.8 are intended to be for the benefit of, and shall be enforceable by, each such director and officer and his or her heirs and representatives.

     6.9 INDEMNIFICATION. For a period of six (6) years following the Effective Time, the Company will indemnify the individuals serving as directors and officers of the Seller immediately prior to the Effective Time against all liabilities and claims relating to their service in such capacities with the Seller prior to the Effective Time to the same extent as such directors and officers would have been indemnified by the Seller pursuant to the Seller Certificate. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each such director and officer and his or her heirs and representatives.


                          ARTICLE VII--CONDITIONS OF MERGER

     7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Company or the Seller, threatened by the SEC.

     (b) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Seller.

     (c) REGULATORY APPROVALS. (i) The Merger shall have been approved by the applicable regulatory authorities, including, without limitation, the OTS, which approvals shall not contain any materially burdensome conditions that would significantly adversely affect the Company; (ii) all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied; and (iii) all waiting periods relating to such approval shall have expired.

     (d) NO ORDER. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

     (e) POOLING OF INTERESTS. The Seller and the Company shall have received a letter of the Seller's independent public accountants, dated as of the closing date of the Merger (the "Closing Date"), in form and substance reasonably satisfactory to the Seller and the Company, stating that the Seller is an entity that qualifies for pooling of interests accounting treatment pursuant to GAAP and applicable SEC regulations. The Seller and the Company shall also have received a letter of the Company's independent accountants, dated the Closing Date, in form and substance reasonably satisfactory to the Seller and the Company, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests pursuant to GAAP and applicable SEC regulations.

     (f) HART-SCOTT-RODINO ACT. If filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), is required to be made prior to consummation of the Merger, early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

     7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are also subject to the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Seller contained in this Agreement, without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under
SECTION 4.5 or 6.5, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representation and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect with respect to the Seller. Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer or President and the Chief Financial Officer of the Seller to the foregoing effect.

     (b) AGREEMENTS AND COVENANTS. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) CONSENTS OBTAINED. All Seller Approvals and all filings required to be made by the Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Seller, except those for which failure to obtain such Seller Approvals or make such filings would not individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.

     (d) NO CHALLENGE. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller, which in either case is reasonably likely to have a Material Adverse Effect with respect to the Seller or the Company.

     (e) COMFORT LETTERS. The Company shall have received from Deloitte & Touche LLP the "comfort" letters referred to in SECTION 4.3.

     (f) NO MATERIAL ADVERSE CHANGES. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Seller and the Seller Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect with respect to the Seller. The Company shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of the Seller to that effect.

     (g) OPINION OF COUNSEL. The Company shall have received from Patton Boggs, L.L.P., independent counsel to the Seller ("Seller's Counsel") an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in ANNEX C, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

     (h) VOTING AGREEMENT. Within thirty (30) days of the date of this Agreement, the directors of the Seller shall have entered into the Voting Agreements, substantially in the form of ANNEX E.

     7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to effect the Merger is also subject to the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement, without giving effect to any notice to the Seller under SECTION 5.4 or 6.5, shall be true and correct as of the date of this Agreement and (except to the extent such representation and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect with respect to the Company. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or President and the Chief Financial Officer of the Company to the foregoing effect.

     (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) CONSENTS UNDER AGREEMENTS. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorizations, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect with respect to the Company.

     (d) FEDERAL TAX OPINION. The Seller shall have received an opinion of Seller's Counsel, in form and substance reasonably satisfactory to the Seller, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368 of the Code, and that, accordingly, for federal income tax purposes:

          (i) No gain or loss will be recognized by the Seller as a result of the Merger;

          (ii) No gain or loss will be recognized by the stockholders of the Seller (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

          (ii) The aggregate tax basis of the company Common Stock received by stockholders of Seller pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, Seller's Counsel may require and rely upon representations and covenants contained in certificates of officers of Company, the Seller and others.

     (e) NO CHALLENGE. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Material Adverse Effect with respect to the Seller or the Company.

     (f) NO MATERIAL ADVERSE CHANGES. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect with respect to the Company. The Seller shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of the Company to that effect.

     (g) OPINION OF COUNSEL. The Seller shall have received from Company Counsel an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in ANNEX D, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller.

                  ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by mutual consent of the Company and the Seller by a vote of a majority of the members of the entire Boards of Directors of the Company and Seller;

     (b) by either the Company or the Seller if any approval of the stockholders of the Seller required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

     (c) by the Seller or the Company (i) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Seller, on the one hand, or the Company, on the other hand, set forth in this Agreement, or (ii) if any representation or warranty of Seller, on the one hand, or the Company, on the other hand, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case (i) or
(ii) which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to Closing; provided, however, neither party shall have the right to terminate this Agreement pursuant to this SECTION 8.1(c) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under SECTION 7.2(a) (in the case of a breach of a representation or warranty by the Seller) or SECTION 7.3(a) (in the case of a breach of a representation or warranty by the Company); and, provided further that notwithstanding anything in this Agreement to the contrary, the Seller may declare the Company in breach of SECTION 3.8(iii) or (iv) only in the event the Company is otherwise in breach of such sections and the Company Share Value determined in accordance with SECTION 1.6(a) is less than 30, in which event the Company may cure such breach by issuing additional Company Common Stock in connection with the Merger to bring such Company Share Value to 30; and, provided further this Agreement may not be terminated pursuant to this clause
(c) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

     (d) by either the Company or the Seller if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

     (e) by either the Company or the Seller if the Merger shall not have been consummated by November 1, 1998, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; provided that if the Merger shall not have been consummated on or prior to November 1, 1998 as a result of proceedings of a governmental authority or litigation, then the date on which either the Company or the Seller may terminate this agreement under this SECTION 8.1(e) shall be extended to the earlier of (i) the elapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or litigation or (ii) December 31, 1998;

     (f) by either the Company or the Seller if any regulatory authority has denied approval of the Merger, and neither the Company nor the Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

     (g) by the Seller, upon three business days' prior notice to the Company, if as a result of a Takeover Proposal with respect to the Seller that the Board of Directors of the Seller has determined to be a Superior Takeover Proposal, and the Board of Directors of the Seller determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, the Seller shall advise the Company in writing of the determination of the Board of Directors of the Seller that the Board of Directors of the Seller has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a summary of such Takeover Proposal. During such three business day period, the Company may propose to the Seller an alternative transaction, and the Company shall, and shall cause its respective financial and legal advisors to, negotiate with the Company in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable the Seller to proceed with the transactions contemplated herein. "Takeover proposal" shall mean (i) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Seller or Seller Subsidiaries, (ii) any proposal or offer to acquire from the Seller in any manner, directly or indirectly, any equity or voting securities of the Seller in excess of 15% of the equity voting securities of the Seller or Seller Subsidiaries thereof or a material amount of the assets of the Seller and Seller Subsidiaries, taken as a whole, or (iii) any proposal or offer to acquire from the stockholders of the Seller by tender offer, exchange offer or otherwise more than 15% of the outstanding common stock of the Seller; provided, however, that a "Takeover Proposal" shall not mean the Merger or any alternative transaction between the Company and the Seller that may be proposed as contemplated hereby. "Superior Takeover Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the common stock of the Seller then outstanding or all or substantially all of the assets of the Seller on terms that the Board of Directors of the Seller determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Seller's stockholders than the Merger; or

     (h) by the Company if the Board of Directors of the Seller or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval by the Board of Directors of the Seller of this Agreement or the Merger or take any action having such effect.

     8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to SECTION 8.1, this Agreement shall forthwith become void and all rights and obligations of any party shall cease except: (i) as set forth in SECTION 9.1 of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

     8.3  SELLER TERMINATION PAYMENTS.  If this Agreement is terminated:

          (i)   pursuant to Section 8.1(g) (fiduciary out);

          (ii) pursuant to SECTION 8.1(b) (failure to obtain stockholder approval), following a failure of the stockholders of the Seller to grant the necessary approval described in SECTION 7.1(b) if at the time prior to the Seller Stockholders' Meeting called for the purpose of voting on the Merger there shall have been a Takeover Proposal with respect to the Seller and the Board of Directors of the Seller shall have withdrawn its recommendation of this Agreement or the Merger; or

          (iii) as a result of a material breach of SECTION 6.2 by the Seller (approval of stockholders),

then the Seller shall pay the Company a termination fee equal to $7.0 million, payable in cash or immediately available funds within five business days of such termination (the "Termination Fee").

     8.4 WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                            ARTICLE IX--GENERAL PROVISIONS

     9.1 NON-SURVIVAL OF REPRESENTATIONS; WARRANTIES AND AGREEMENTS. The representation, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to ARTICLE VIII, except that the agreements set forth in ARTICLE I, SECTION 6.4 (including ANNEX B), SECTION 6.8 and SECTION 8.3, shall survive the

Effective Time and those set forth in SECTIONS 4.4(b), 4.8, 5.3(b) and ARTICLE IX hereof shall survive termination indefinitely.

     9.2 ENFORCEMENT OF AGREEMENT. The parties agree that irreparable damage would occur in the event that the provisions contained in each of SECTIONS 4.4(b), 5.3(b) and 6.4 (including ANNEX B) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of SECTIONS 4.4(b), 5.3(b) and 6.4 (including ANNEX B) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.3 NOTICES. All Notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by register or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

     (a)  If to the Company:

               FIRSTPLUS Financial Group, Inc.
               1600 Viceroy, 8th Floor
               Dallas, Texas 75235
               Telecopier: (214) 599-7651
               Attention: President

          With a copy to:

               Jenkens & Gilchrist, a Professional Corporation
               1445 Ross Ave., Suite 3200
               Dallas, Texas 75202
               Telecopier: (214) 855-4300
               Attention: Ronald J. Frappier

     (b)  If to the Seller:

               Life Financial Corporation
               10540 North Magnolia Avenue
               Suite B
               Riverside, California 92505-1814
               Telecopier: (909) 637-4220
               Attention: Daniel L. Perl

          With a copy to:

               Patton Boggs, L.L.P.
               2550 M Street, N.W.
               5th Floor
               Washington, D.C. 20037-1350
               Telecopier: (202) 457-6315
               Attention: Joseph G. Passaic, Jr.

     9.4  CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or though or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

     (b) "business day" means any day other than a day on which federally-chartered banks are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

     (e) "subsidiary" or "subsidiaries" of Seller, the Company, the Surviving Corporation, or any other person, means any corporation, partnership, joint venture or other legal entity of which the Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     9.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     9.8 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than SECTION 6.4 (including ANNEX B) and SECTION 6.8 (which are intended to be for the benefit of the directors, officers and employees of the Seller and the Seller Subsidiaries and may be enforced by such persons).

     9.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     9.12 TIME IS OF THE ESSENCE. Time is of the essence with respect to this Agreement.

     9.13 AMENDMENT. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Seller, no amendment may be made, without further approval of such stockholders which would reduce the amount or change the type of consideration into which each share of Seller Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties.

     IN WITNESS WHEREOF, the Seller, the Company and the Subsidiary have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               LIFE FINANCIAL CORPORATION


                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------


                               FIRSTPLUS FINANCIAL GROUP, INC.


                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------


                              LIFE FINANCIAL ACQUISITION, INC.


                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------

                    CROSS REFERENCES TO SELLER DISCLOSURE SCHEDULE

(Seller Reps & Warranties)
Section 2.1(c)      -    List of Seller Subsidiaries
Section 2.8         -    Absence of Certain Changes or Events
Section 2.9         -    Litigation
Section 2.10(a)     -    Employee Benefit Plans
Section 2.10(b)     -    Certain Types of Plans ("controlled group")
Section 2.10(c)     -    Compliance with Applicable Law
Section 2.10(d)     -    Qualification of Certain Plans
Section 2.10(e)     -    Certain Liabilities and Events
Section 2.10(h)     -    Stock Options
Section 2.10(i)     -    Employment Contracts
Section 2.10(j)     -    Effect of Agreement re Compensation
Section 2.13        -    Environmental Matters (properties owned/compliance)
Section 2.15        -    Taxes
Section 2.16        -    Insurance
Section 2.20        -    Material Contracts
Section 4.2(h)      -    Transactions